Exhibit 99.1

June 28, 2013

Mr. Theodore Flocco
Chair of Audit Committee
Republic First Bancorp, Inc.
Two Liberty Place
50 South 16th Street, Ste. 2400
Philadelphia, PA 19102

Dear Mr. Flocco:

After careful consideration, we have decided that we will be unable to continue as your PCAOB registered accountants. This termination is effective June 28, 2013. We are hopeful that you will understand this action to control the direction of our practice.

In accordance with Regulation S-K T. Item 304, we confirm the following:

•	We have resigned as your independent registered public accounting firm.

•
Our accountants’ reports for the last two years did not contain an adverse opinion or disclaimer of opinion, nor were those reports qualified or modified as to uncertainty, audit scope, or accounting principles.

•
During the two most recent fiscal years and subsequent interim periods preceding our resignation, there were no disagreements with you on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

•	There were no unresolved issues as of the date or our resignation.

We appreciate your business over these several years and wish you continued success. We will work with you and your successor registered accountants to ensure a smooth transition.

Sincerely,

CC:	Mr. Harry D. Madonna, Chief Executive Officer
Mr. Frank A. Cavallaro, Chief Financial Officer